Janus Letterhead]                   Exhibit 99-B.8.35
                                                               February 18, 1999


Julie Rockmore, Esq.
Aetna Life Insurance and Annuity Co.
151 Farmington Avenue
Hartford, CT  06156

       Re: Fund Participation Agreement Dated May 11, 1994, as amended, between Janus Service Corporation and Aetna Life Insurance and Annuity Company ("Agreement")

Dear Ms. Rockmore:

       The Securities and Exchange Commission recently made certain revisions to Form N-1A, the registration statement form filed by mutual funds. One new provision requires that a fund, or a financial intermediary through which fund shares may be purchased, send a fund's annual report, semi-annual report and a statement of additional information by first-class mail or other means designed to ensure equally prompt delivery within three business days of receipt of the request for any such document. In. addition, if the Janus Funds begin using profiles, such delivery requirements shall apply to full statutory prospectuses. As a financial intermediary through which shares of the Janus Funds are sold, you are subject to these provisions.

       This letter is intended to serve as notice of this new requirement and to clarify your existing duties under the Agreement. If you need additional materials for the Janus Funds to facilitate compliance with this requirement, please do not hesitate to call Janus Institutional at 1-800-525-1068.

       To acknowledge your understanding and agreement to deliver requested documents in accordance with and within the time applicable to the Janus Funds under current law, please sign the enclosed additional copy of this letter. You may return the signed copy to my attention in the enclosed postage paid reply envelope. If we do not receive either a signed copy of the letter of your written objection by March 19, 1999, we will assume that you have no objection.


                                    Very truly yours,

                                    JANUS SERVICE CORPORATION


                                    /s/  Bonnie M. Howe
                                    -------------------------------------------
                                    Bonnie M. Howe
                                    Assistant Vice President

Acknowledged and Agreed to by:      AETNA LIFE INSURANCE AND ANNUITY COMPANY

                                    By:  /s/  Laurie M. LeBlanc
                                         --------------------------------------
                                         Name:  Laurie M. LeBlanc
                                         Title:  Vice President